Exhibit 5.1

March 13, 2008

Whirlpool Corporation

2000 North M-63

Benton Harbor, Michigan 49022-2962

Ladies and Gentlemen:

I have examined the registration statement to be filed with the Securities and Exchange Commission on or about March 14, 2008 for registration under the Securities Act of 1933, as amended, of interests in the Whirlpool Corporation Executive Deferred Savings Plan II (the “Plan”), under which Whirlpool Corporation (the “Company”) will pay deferred compensation obligations (“Obligations”) under the Plan. I have examined pertinent corporate documents and records of the Company, including its Certificate of Incorporation and resolutions of its Board of Directors, and I have made such other examinations as I have deemed necessary or appropriate as a basis for the opinion hereinafter expressed.

On the basis of the foregoing, I am of the opinion that the Obligations will be, when created in accordance with the Plan, valid and binding obligations of the Company, enforceable in accordance with the terms of the Plan, subject to (i) bankruptcy, insolvency, reorganization, arrangement or other laws of general applicability relating to or affecting creditors’ rights, and (ii) general principles of equity.

I hereby consent to the filing of this opinion as an exhibit to the aforesaid registration statement and to the reference to me included in and made a part of the registration statement.

Very truly yours,

/s/ Robert J. LaForest
Robert J. LaForest